Exhibit 10.2

INTELIDATA TECHNOLOGIES CORPORATION

CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered into as of the 16th day of August, 2004 by and between InteliData Technologies Corporation (hereinafter called “InteliData”) a Delaware Corporation having its principal offices at 11600 Sunrise Valley Drive, Suite 100, Reston, VA 20191 and Michael Jennings (hereinafter called “CONSULTANT”) with an address at 18536 Bridle Gate Lane, Pacific, MO 63069.

1.	SERVICES TO BE RENDERED

CONSULTANT shall provide to InteliData professional consulting services as are mutually agreed upon by the parties. Such services shall be rendered primarily from CONSULTANT’S home but occasional travel to InteliData offices in Reston, Virginia or elsewhere may be required.

It is expected that CONSULTANT shall provide the Company approximately thirty-five (35) hours of services per month.

CONSULTANT shall provide all services as an independent contractor and shall not be an employee of InteliData nor entitled to any benefits or insurance under any InteliData benefit plans.

2.	POINT OF CONTACT

POINT OF CONTACT within InteliData for assignments, reports and invoices shall be InteliData CEO, Alfred S. Dominick, Jr.

3.	TERM

The term of this Agreement shall be from August 16, 2004 until terminated in accordance with Section 5, below.

4.	PAYMENTS

As consideration for services provided, InteliData shall pay CONSULTANT at the following rate: $3,333.33 per month. All expenses including travel must be preapproved by InteliData and CONSULTANT must invoice InteliData within two weeks of incurring expenses.

5.	TERMINATION

This Agreement may be terminated by either party at any time, provided that termination shall be effective fourteen (14) days following receipt by the non-terminating party of a written notice of termination from the terminating party. Termination of this Agreement shall not affect CONSULTANT’s obligations hereunder which are, by their terms or meaning, of a continuing nature, and such obligations shall remain in full force and effect as provided elsewhere herein.

6.	NOTICES

All notices required or permitted pursuant to this Agreement shall be deemed given if and when personally delivered in writing to the party or its designated agent or representative or if and when deposited with the United States Postal Service, registered or certified mail, return receipt requested, postage prepaid, and properly addressed. All notices shall be addressed:

TO InteliData:	InteliData Technologies Corporation
11600 Sunrise Valley Drive
Suite 100
Reston, VA 20191
Attn: Human Resources

TO CONSULTANT:	Michael Jennings
18536 Bridle Gate Lane
Pacific, MO 63069

7.	INDEMNIFICATION

In the event CONSULTANT enters any premises occupied by or under the control of InteliData in the performance of work or the providing of services pursuant to this Agreement, CONSULTANT shall indemnify and hold harmless InteliData, its officers, and employees from any loss, cost, damage, expense or liability of every nature and kind which InteliData may incur arising out of, as a result of, or in connection with such performance or providing of services occasioned either in whole or in part by the actions or omissions of CONSULTANT.

8.	PROPRIETARY INFORMATION

CONSULTANT recognizes and acknowledges that (a) in the course of CONSULTANT’s consultancy to InteliData it may be necessary for CONSULTANT to acquire information which could include, in whole or in part, information concerning InteliData’s sales, customers and prospective customers, InteliData’s computer programs, system documentation, special hardware, product hardware, related software development, inventions, or other confidential or proprietary information belonging to InteliData or related to InteliData’s affairs (collectively referred to herein as “Confidential Information”); (b) the Confidential Information is the property of InteliData; (c) the unauthorized use, misappropriation or disclosure of the Confidential Information will constitute a breach of trust and could cause irreparable harm to InteliData; (d) it is essential to the protection of InteliData’s competitive position that the Confidential Information be kept secret and that CONSULTANT not disclose the Confidential Information to others or use the Confidential Information to CONSULTANT’s own advantage or the advantage of others.

9.	OWNERSHIP OF CONSULTANT’S WORK PRODUCT

CONSULTANT agrees that any material, including software design, coding, and documentation (hereinafter “Work Product”) produced by CONSULTANT under this Agreement has and will continue to be commissioned as a work for hire, and that all Work Product and all intellectual property rights in any such Work Product prepared, developed or produced by or on behalf of CONSULTANT for InteliData, belong solely to InteliData. In the event that the Work Product, either in part or in whole, is not considered to be a work for hire under applicable laws, CONSULTANT hereby assigns and quitclaims all of its rights, title and interest, including intellectual property rights, in the Work Products to InteliData. Whenever requested to do so by InteliData, CONSULTANT shall execute any and all applications, assignments, or other instruments which InteliData shall deem necessary to apply for and obtain patents or copyrights of the United States or any foreign country or to otherwise protect InteliData’s interest therein. Such obligation shall continue beyond the termination of CONSULTANT with respect to Work Product authored, conceived or made by CONSULTANT during the period of consultancy, and shall be binding upon CONSULTANT’s assigns, executives, administrators and other legal representatives.

10.	DUTIES

CONSULTANT agrees to devote his best efforts to the performance of his duties for InteliData, to give proper time and attention to furthering InteliData’s business, and to comply with all rules, regulations, and instruments established or issued by InteliData. CONSULTANT further agrees that during the term of this Agreement, CONSULTANT shall not, directly or indirectly, engage in any business which would detract from CONSULTANT’s ability to apply his best efforts to the performance of his duties hereunder. CONSULTANT also agrees that he shall not usurp any corporate opportunities of InteliData.

11.	RETURN OF MATERIALS

Upon the termination of CONSULTANT’s consultancy with InteliData for any reason, CONSULTANT shall promptly deliver to InteliData all materials or documents concerning InteliData’s customers or concerning products or processes used by InteliData and, without limiting the foregoing, will promptly deliver to InteliData any and all documents or materials containing or constituting Confidential Information.

12.	NONSOLICITATION OF CUSTOMERS

CONSULTANT agrees that, during his consultancy with InteliData he shall not, directly or indirectly, solicit the trade of, or trade with, any customer of InteliData without the express written consent of InteliData.

13.	NONSOLICITATION OF EMPLOYEES

CONSULTANT agrees that, during his consultancy with InteliData and for one (1) year following termination of CONSULTANT’s consultancy with InteliData, with or without cause, CONSULTANT shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of InteliData to leave InteliData for any reason whatsoever or hire any employee of InteliData.

14.	APPLICABLE LAW AND VENUE

This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Virginia. Any court action brought by either party concerning this agreement shall be brought only in the courts of Virginia.

15.	SEVERABILITY

The provisions of this contract are severable so that should any provision hereof be found invalid for any reason such invalidity shall not affect the validity of this contract or its other provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

InteliData Technologies Corporation		CONSULTANT:

BY:	/s/ Alfred S. Dominick, Jr.	BY:	/s/ Michael E. Jennings
	Alfred S. Dominick, Jr.		Michael E. Jennings

TITLE:	Chief Executive Officer	SSN:	###-##-####

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